                                                                    Exhibit 99.1


     PAGE

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis is intended to assist readers in understanding BB&T's results of operations and changes in financial position for the past three years. This review should be read in conjunction with the consolidated financial statements, and accompanying footnotes beginning on page 25 of this report and the supplemental financial data contained in tables
1 to 13 found on pages 11 to 24 of this report.

     During the period 1990-93, BB&T consummated the acquisitions of 14 thrift institutions with total assets of approximately $3.1 billion. At the end of 1993, BB&T had pending the acquisitions of two additional thrift institutions, as well as L.S.B Bancshares, Inc., of South Carolina, a multi-bank holding company. The assets of these three institutions totalled approximately $1.2 billion at the end of 1993. The acquisition of L.S.B. was subsequently consummated on June 30, 1994. The audited consolidated financial statements, notes thereto and supplementary financial information contained herein, as well as the discussion and analysis, have been restated to reflect the results of L.S.B. for all periods presented.

     Ten of the completed acquisitions were accounted for using the purchase method of accounting. The other four acquisitions were accounted for using the pooling-of-interests method of accounting, and all financial data has been restated to include the results of the pooled companies. Period to period comparisons of financial positions and results of operations (and the components thereof) are not necessarily indicative of the results that might have been obtained had all acquisitions been consummated at the beginning of the reporting periods. Selected pro forma financial data is contained in Footnote 2 of the consolidated financial statements.

                        SUMMARY OF RESULTS OF OPERATIONS

     BB&T reported record earnings for the eleventh consecutive year in 1993. Net income totalled $105.0 million in 1993, an increase of $22.4 million or 27.1% over 1992. Net income for 1992 was $82.6 million and was $14.3 million or 20.9% over the earnings of $68.3 million recorded in 1991.

     Primary net income per share rose 16.6% from 1992 to $2.95 in 1993, and fully diluted net earnings per share grew 19.8% to $2.91. Primary net income per share was $2.53 in 1992 and $2.30 in 1991, while fully diluted per share earnings for those two years were $2.43 and $2.21, respectively. The following highlights underscore the key elements of performance for 1993.

. Average earning assets increased 13.0% for 1993 and 12.9%
  for 1992. Taxable equivalent net interest income rose $38.6 million or 11.6% in 1993. This followed an increase in taxable equivalent net interest income of $53.7 million or 19.2% in 1992.

. The provision for loan losses was reduced by $13.9 million or 42.2% in 1993, following a reduction of $9.3 million or 22.1% in 1992. The provision totalled $19.0 million in 1993, less
  than half the provision of $42.3 million recorded   two years
  earlier. Large provisions were recorded in 1991 because of unusually high levels of both nonperforming assets and actual loan losses. Improved asset quality has allowed BB&T to reduce its provision for loan losses during the past two years.

. Noninterest income for 1993 increased $24.0 million or 25.1% to a total of $119.5 million. This followed an increase of $4.7 million or 5.1% in 1992. Noninterest income included gains on sales of securities of $1.7 million in 1993, $6.3 million in 1992 and $10.9 million in 1991.

  PAGE

. Noninterest expense totalled $301.6 million in 1993. This represented an increase of $47.4 million or 18.7% from the $254.1 million in 1992, which was an increase of 18.2% over 1991.

     The return on average assets for 1993 was 1.21%, compared with 1.08% in 1992 and 1.01% in 1991. The returns on average shareholders' equity for each of the last three years were 14.21%, 13.36% and 13.32%, respectively.

     At the end of 1993, the ratio of equity to assets was 8.08%, compared with 8.25% a year earlier and 7.79% at the end of 1991. The risk-adjusted total capital ratio was 13.73% at the end of the year, compared with 15.37% twelve months earlier. The equity and capital ratios of BB&T declined marginally in 1993 because of the acquisition of Old Stone Bank of North Carolina (total assets of approximately $537 million) in a cash purchase. Table 2 provides highlights of key profitability measures for each of the past five years.

NET INTEREST INCOME

     Net interest income represents the principal source of earnings for BB&T. Net interest income equals the amount by which interest income exceeds interest expense. For 1993 net interest income represented 74.9% of net revenues (net interest income plus noninterest income), compared with 76.8% in 1992 and 74.2% in 1991. This ratio was unusually low in 1991 because of gains on sales of securities included in noninterest income, and, more importantly, was substantially lower in 1993 because of substantial increases in noninterest revenues from BB&T's mortgage banking, insurance agency, trust and investment sales activities.

     The taxable equivalent net yield on average earning assets is a primary measure used in evaluating the effectiveness of the management of earning assets and funding liabilities. The net yield on average earning assets was 4.57% in 1993, 4.63% in 1992 and 4.39% in 1991. Although the margin was slightly lower in 1993, BB&T has generated higher net interest margins during the past four years, reversing a trend of declining margins through much of the 1980s. However, margins are expected to stabilize or decline in coming quarters.

     Several factors have contributed to the improved net interest margins in recent years. A slower rate of growth in earning assets, particularly loans (excluding the effect of acquisitions), has enabled BB&T to improve the rate structure of its funding liabilities. Also, as interest rates have declined in recent years, market factors have resulted in increased spreads between the rates earned on earning assets and rates paid for interest-bearing liabilities. This has been particularly beneficial to BB&T as rates paid for deposits and other funds used to finance investments in fixed rate mortgages acquired with the thrifts have been declining. The refinancing boom in home mortgage lending eliminated much of this advantage by the end of 1993.

     Another factor in the improved net interest margins has been the benefits realized from hedging instruments, particularly interest rate swaps, used as tools in managing net interest income and margins. BB&T realized benefits of $17.6 million in 1993 and $18.2 million in 1992 from its hedges. Finally, growth in noninterest-bearing deposits and increased levels of shareholders' equity have provided additional funding with no related interest cost. This has resulted in greater amounts of net interest income and improved margins.
Average noninterest-bearing deposits increased by approximately $121 million in 1993 and $110 million in 1992, while average shareholders' equity increased $121 million in 1993 and $105 million in 1992.

PROVISION FOR LOAN LOSSES

     An annual provision for loan losses is charged against earnings in order to maintain the allowance for loan losses at a level considered adequate by management to absorb existing and potential losses in the loan portfolio. As a result of improved asset quality, the provision recorded by BB&T in 1993 was $19.0 million, compared with $33.0 million in 1992 and $42.3 million in 1991. The greater provision recorded in 1991 reflected increased levels of net charge-offs and nonperforming assets resulting from a persistent economic slowdown and a deterioration in real estate markets and values during the period 1990-91.
For a more detailed discussion of loan credit qualities, see "RISK MANAGEMENT", particularly, the section "Nonperforming Loans and Allowance for Loan Losses".

NONINTEREST INCOME

     Noninterest income for BB&T primarily consists of service charges on deposit accounts, trust revenues, mortgage origination and servicing revenues, insurance commissions, gains and losses on investment securities sales, and other commissions and fees derived from various banking and bank-related activities. Noninterest income for 1993 totalled $119.5 million, compared with $95.5 million in 1992 and $90.9 million in 1991.

     Historically, service charges on deposit accounts have represented the largest single source of noninterest income. This continued to be the case in 1993, as such revenues totalled $40.8 million, an increase from $33.6 million in 1992 and $30.4 million in 1991. Deposit services are repriced annually to reflect current costs and competitive factors. The ability to generate significant additional amounts of noninterest revenues will be increasingly important in the future. In addition to service charges on deposit accounts, BB&T will focus on four primary areas for growth--mortgage banking, trust operations, insurance agency, and investment sales and brokerage activities. BB&T is making significant investments in each of these areas to assure future success.

     Mortgage banking income (which includes servicing fees and profits from the origination and sale of loans) increased $6.6 million or 57.1% to a 1993 total of $18.1 million. Mortgage banking income totalled $11.5 million in 1992 and $11.1 million in 1991. Home mortgage interest rates declined substantially in both 1992 and 1993. As a result, there was a heavy volume of prepayments by homeowners in both of those years and the simultaneous originations of replacement mortgage loans. BB&T realized gains from the origination and sale of mortgages totalling approximately $14.8 million in 1993, an increase of $6.1 million or 69.8% over 1992. This followed an increase of $5.7 million in 1992. The increased gains from mortgage originations and sales were partially offset by a write-off of approximately $5.0 million in excess servicing receivable in 1993, resulting from accelerated prepayments. BB&T originated approximately $1.5 billion in home mortgage loans in 1993 and $1.1 billion in 1992. At the end of 1993 BB&T was servicing mortgage loans with principal balances of approximately $3.9 billion.

     General insurance commissions increased approximately $4.0 million or 60.0% in 1993 to a total of $10.6 million. Insurance commissions totalled $6.7 million in 1992 and $6.2 million in 1991. BB&T's insurance agencies have become an increasingly important source of noninterest revenue, and this trend is expected to accelerate in the future. BB&T has expanded its network of insurance agencies through acquisitions in recent years, and acquired four agencies in 1993 and two in 1992.

     The offering of trust services has been a traditional service of many banks. BB&T has had a trust department for over 80 years. Trust revenues from corporate and personal trust services totalled $11.4 million in 1993. This was an increase of $1.7 million or 17.7% over the revenues of $9.7 million in 1992, which in turn was an increase of $1.3 million or 14.9% over the $8.4 million earned in 1991. Managed assets totalled $2.1 billion at the end of 1993. BB&T is placing an emphasis on its corporate trust activities, particularly the management of employee benefit plans. In 1992 the trust division established its own family of proprietary mutual funds. BB&T now manages six mutual funds, which will provide investment alternatives both for its trust clients and for other customers of BB&T.

     As a state bank, BB&T has been a registered dealer in securities for many years. Historically, BB&T served a passive role, with activities limited to sales of securities of the U.S. Treasury, U.S. government agencies and state and municipal governments to customers. In the mid 1980s BB&T added its first salesperson devoted exclusively to the sale of securities. Still, its only role was to provide a service to customers as requested. In 1993 BB&T Investment Services, Inc. was incorporated as a subsidiary of BB&T-N.C. BB&T began to take a more active role in selling various securities to its customers, with an emphasis being placed on the sale of fixed rate debt securities and shares of BB&T's proprietary mutual funds. At the end of 1993 the broker/dealer subsidiary had 23 employees. Investment sales commissions totalled $1.7 million in 1993, compared with only $609,000 in 1992.

     Finally, noninterest income included approximately $4.5 million in negative goodwill amortization in 1993, $4.0 million in 1992 and $1.5 million in 1991. Negative goodwill (excess of net assets acquired over cost) totalling approximately $52 million was recorded in the purchase acquisitions of thrift institutions in the years 1991-93.

NONINTEREST EXPENSE

     Noninterest expense for 1993 increased $47.4 million or 18.7% to a total of $301.6 million. This followed an increase of 18.2% in 1992. The acquisitions of six savings associations in 1993, one in 1992 and three in 1991 were accounted for as purchases, and, accordingly, prior period history was not restated. The growth in expenses for 1993 and 1992 includes the incremental cost of operations related to these acquisitions and the cost of standardizing their operating systems and procedures to those of BB&T.

     Salaries and wages increased 17.8% in 1993 and 16.1% in 1992 including approximately 5% annual merit pay increases in each year and the compensation of additional employees who joined BB&T with the consummation of the aforementioned thrift acquisitions. The financial performance of 1993 and 1992 also resulted in increased amounts of incentive compensation. Other personnel expense increased 25.8% from $22.0 million in 1992 to $27.7 million in 1993. Other personnel expense increased 17.1% in 1992. Categories contributing to the increases in other personnel expense include the cost of providing employee health insurance, pension plan expense and additional social security taxes created by higher levels of employee salaries and wages. Also, in 1993 BB&T adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". BB&T has historically provided hospitalization insurance coverage to its retirees. BB&T incurred an increase in expense of approximately $1.2 million in adopting the provisions of Statement No. 106. In order to manage the cost of providing postretirement benefits, BB&T changed its policy to provide a fixed benefit for employees who retire subsequent to 1992. For those employees who retired prior to 1993, BB&T will continue to provide the full hospitalization insurance benefit.

     BB&T has made a major commitment to employee training and education in recent years. As a result of this emphasis, the total cost of training increased approximately $658,000 to a total of $2.7 million for 1993, in part due to training provided employees of acquired savings institutions. This followed an increase of $545,000 in 1992.

     Premiums paid to the FDIC for deposit insurance increased $1.9 million or 13.9% to a total of $15.3 million for 1993. For 1992 the increase was $1.9 million or 16.2%. Growth in insured deposits was the primary reason for the increases. Deposit insurance premiums were increased dramatically in the years 1989-91, as the FDIC looked to premiums received from healthy banks to cover the costs of actual or pending failures of unhealthy institutions. The rate increased from an annual rate of $.12 per $100 of deposits in 1990 to $.23 per $100 of deposits for the period beginning July 1, 1991. BB&T has not experienced any additional rate increases since that date, and does not anticipate increases in its deposit insurance premium rates for 1994.

     Net occupancy expense totalled $22.8 million in 1993. This represented an increase of $3.2 million or 16.1% over the expense of $19.6 million in 1992, which in turn was 10.4% greater than the expense of $17.8 million in 1991. During 1993, BB&T added 65 new offices (including 63 through acquisitions), closed 11 offices and relocated three. Each of the new offices involved a relocation and/or consolidation of existing offices. During 1993 BB&T increased the number of locations from 210 to 264.

     Furniture and equipment expense totalled $26.6 million in 1993, compared with $20.6 million in 1992 and $18.0 million in 1991. Much of the increase in furniture and equipment expense provided improved technological capabilities. During the year, loan platform automation for the retail lending function was completed and advances were made in implementing platform automation for the commercial lending function. A new mainframe was added, 720 personal computers were added (most of which are terminals to the mainframe), and 50 automated teller machines were purchased.

     Capital expenditures totalled approximately $40 million in 1993. Capital expenditures for 1994 are planned at $50 million, including $22 million for furniture and equipment and $28 million for facilities. The plan includes a continuation of the expansion and replacement of terminals with microcomputers, and the addition of 33 automated teller machines and replacement of 29 automated teller machines.

INCOME TAXES

     The combined incremental federal and state statutory tax rate for BB&T, after giving effect to the 1% increase in the federal tax rate to 35% in 1993, was 40.14%. Because of its investments in tax exempt loans and investment securities, the effective tax rate for BB&T was 32.6% in 1993, 33.6% in 1992 and 27.9% in 1991. The effective rate was higher in 1992 because of a change in the tax status of a merged thrift institution prior to acquisition by BB&T and the resultant recording of a tax liability of approximately $3.8 million due to the recapture of its statutory bad debt reserve.

     BB&T adopted the provisions of Financial Accounting Standards Board Statement Number 109, "Accounting for Income Taxes" in 1993. The adoption of the provisions of this statement resulted in BB&T changing from the deferral method of accounting for income taxes to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of pretax income at enacted tax rates expected to be in effect when such amounts are realized or settled. The change in accounting method had no material impact on either the financial position or reported results of operations for BB&T. The increase in the federal tax rate from 34% to 35% also had no material impact on the results of operations of BB&T.


                              FINANCIAL POSITION


     Average assets totalled approximately $8.7 billion in 1993, an increase of approximately 13.3% over the average of $7.7 billion in 1992. Average assets grew 13.1% in 1992 and 10.4% in 1991. At the end of 1993 assets totalled approximately $9.9 billion. Excluding the effects of thrift acquisitions, average assets have increased at an average rate of approximately 5% over the past three years.

     Loans totalled approximately $6.7 billion at the end of 1993. This represented an increase of approximately $1.4 billion in 1993, following increases of approximately $337 million in 1992 and $858 million in 1991. The six thrifts acquired in 1993 and accounted for as purchases had approximately $860 million of loans at the respective dates of acquisition, while the thrift added in 1992 had approximately $80 million in loans at acquisition. Thus, the internally generated loan growth was only $503 million in 1993 and $257 million in 1992. While the economy has expanded at a moderate rate over the past two years, loan demand has not been as strong as might be expected in a growing economy. The long-range objective of BB&T is to maintain a rate of internal growth which approximates that of its markets in the Carolinas. BB&T believes that this will result in a rate of increase which will be sustainable and profitable.

     Investment securities increased 20.6% to a total of $2.4 billion at the end of 1993. This followed an increase of 7.7% in 1992. BB&T historically has maintained an investment portfolio of 21-25% of total assets. At the end of 1993, investment securities represented 24.6% of assets. BB&T expects the investment portfolio to continue to represent 21-25% of total assets over the long-term.

     Average deposits increased 8.0% in 1993, following an increase of approximately 9.5% in 1992. Interest-bearing deposits increased approximately $379 million in 1993, while noninterest-bearing deposits rose approximately $121 million. BB&T has experienced a renewed growth in noninterest-bearing deposits over the past two years following several years of little or no growth. Substantially all of the growth in interest-bearing deposits was in lower cost core deposits. The acquired thrifts accounted for as purchases had approximately $1.8 billion in deposits (principally interest-checking, savings and retail certificates of deposits) at the respective dates of acquisitions. The slower overall growth rate experienced in recent years has been an enabling factor to improving the funding mix and, thereby, net interest margins and income.

     Shareholders' equity grew 21.9% in 1993 and 13.7% in 1992. Through stock offerings undertaken to acquire mutual thrift institutions, BB&T generated $27.3 million in equity in 1993, $9.7 million in 1992 and $50.2 million in 1991. Additionally equity has come from the retention of earnings and from new shares of stock issued under employee benefit and stock option plans and the dividend reinvestment plan. Also, BB&T issued common stock with a value of approximately $22.8 million in consummating the acquisition of a savings bank in 1993 and added approximately $33.3 million through the conversion of convertible debentures to common stock. In recent years the return on average equity has been in the 13-14% range and the dividend payout ratio has been 31-33%. The dividend payout ratio was 33.6%, 32.3% and 33.5% in 1993, 1992 and 1991, respectively. Thus, the retention of earnings has resulted in an annual contribution of approximately 9-10% to the growth in equity.

     BB&T has traditionally been considered to be strongly capitalized. The ratio of shareholders' equity to year-end assets was 8.08% at the end of 1993, compared with 8.25% a year earlier. While management views the equity-to-assets ratio as the principal indicator of capital strength, additional measures are used by regulators. Bank holding companies, and their subsidiaries, are subject to risk-based capital measures. The risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet credit risk. The values of both balance sheet and off-balance sheet items are adjusted to reflect credit risk.

     Tier 1 capital is required to be at least 4% of risk-weighted assets, and the total capital must be at least 8% of risk-weighted assets. The

Tier 1 capital ratio for BB&T at the end of 1993 was 11.94%, and the total capital ratio was 13.73%. At the end of 1992, those ratios were 12.43% and 15.37%, respectively. BB&T leveraged its equity and capital in 1993 through the acquisition of Old Stone Bank of North Carolina in a cash transaction. BB&T added approximately $537 million in assets through the acquisition of Old Stone, which was acquired for a cash price of $58.25 million.

                                RISK MANAGEMENT


     The business of banking is basically one of managing risks. In managing the portfolios of assets and liabilities, the primary objective is to manage the inherent credit risk and interest rate risk, in a context which also provides ongoing profitability and meets customer needs. Prudent balance sheet management also requires the maintenance of liquidity and a strong capital position.

CREDIT RISK MANAGEMENT

     A key component of balance sheet management is the management of credit risk. In recent years, this represented a particular risk for lenders, requiring a most concerted effort to minimize loss exposure. Credit risk is inherent in the portfolios of both investment securities and loans. However, the majority of credit risk at BB&T is in the loan portfolio.

     The Loan Policy Committee, which establishes loan policy and reviews and approves larger credits, provides overall direction to the administration of BB&T's loan portfolios. The Loan Administration Division is responsible for the ongoing loan operations and oversees larger credits and problem credits.

     The loan review process is intended to ensure that sound and consistent credit decisions are made. The loan function is administered by personnel who have depth of experience and are provided with continuous training. Over the years the methods for analyzing business financial performance and the ability to repay loans has been refined. A detailed financial analysis is prepared prior to the funding of larger business credits and the analyses are updated on a regular basis.

     A key element in minimizing the risk of loss in a business loan portfolio is the diversification of such risk. While the legal lending limit of the North Carolina chartered bank is in excess of $100 million, BB&T operates with in-house limits of $37.5 million or less. Additional lower limits are established based on risk grades, the business or industry of the borrower, type of collateral (non-real estate versus real estate) and other considerations, including the ability of the borrower to meet obligations with funds generated from normal operations. Currently, no borrower has loans and/or commitments equal to the in-house limit. Although the ability of the borrower to repay is the critical element in any lending decision, substantially all loans at BB&T, other than those of the very highest quality, are, in BB&T's view, well collateralized. Independent appraisals are required for properties securing loans in excess of $100,000.

     A vast majority of loans made by BB&T-N.C. and BB&T-S.C. are to businesses with operations headquartered in the two Carolinas; however, a limited number of loans have been made to businesses which are domiciled in other states but have operations in North and/or South Carolina. BB&T has not provided credit for highly leveraged transactions, the energy sector or loans to lesser developed countries, has not been a purchaser of loan participations and does not have a high concentration of loans in any industry.

NONPERFORMING LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are placed on nonaccrual status when collection of interest and principal is doubtful. There are three negative implications for earnings when a loan is placed in nonaccrual status. All interest accrued but unpaid at the date the loan goes on nonaccrual status is either deducted from interest income or written off as a loss. Secondly, future accruals of interest are not made until it becomes certain that both loan principal and interest can be paid. Finally, there may be actual losses which necessitate additional provisions for loan losses charged against earnings.

     BB&T experienced increases in both nonperforming assets and actual losses in 1991 and 1990. Accordingly, the provisions and allowances for loan losses were increased in those years. BB&T intensified its loan review processes in order to minimize credit problems in that difficult environment, and there were considerable improvements in both nonperforming assets and actual losses in 1993 and 1992.

     For BB&T, nonperforming loans totalled $33.8 million on December 31, 1993, compared with $30.7 million at the end of 1992 and $60.7 million at the end of 1991. Nonperforming loans equaled .50% of loans at the end of 1993, down from .58% a year earlier and 1.22% at the end of 1991. Net charge-offs were .24% of average loans outstanding in 1993, compared with .45% in 1992 and .63% in 1991. For the same three years, the provisions charged against earnings as a percent of average loans outstanding were .32%, .64% and .93%, respectively. In 1993 and 1992, both the amount of actual charge-offs and the provision for loan losses declined significantly from 1991 levels, which were the highest in the history of BB&T.

     BB&T maintains a watch list for credits with balances of $250,000 or greater and which are categorized in the highest risk grades. The amount of loans on the watch list totalled $94.9 million, 1.42% of loans outstanding at December 31, 1993, and $165.7 million, 3.11% of loans outstanding, a year earlier. The $94.9 million includes $20.7 million in nonaccruing status and $74.2 million which are currently performing, but in the opinion of management, represent other potential problem loans.

     As a result of increased provisions for loan losses in recent years, the allowance for loan losses increased to $93.3 million or 1.40% of loans outstanding at the end of 1993. At the end of 1992 the allowance for loan losses was $77.9 million or 1.46% of outstanding loans. The allowance for loan losses was 2.76 times nonperforming loans at the end of 1993, up from 2.53 times nonperforming loans as of December 31, 1992, 1.11 times nonperforming loans as of December 31, 1991 and 1.15 times at the end of 1990. The allowance plus equity was 18.62 times nonperforming assets at the end of 1993, compared with
13.65 a year earlier.

     Management continually reviews the loan portfolio for signs of deterioration. In making their evaluation of the portfolio, factors considered include the individual strength of borrowers, the strength of the individual industries, the value and marketability of collateral, specific market strengths and weaknesses, and general economic conditions. Management believes that the allowance for loan losses at December 31, 1993 is adequate to cover potential loan losses inherent in the loan portfolio.

INTEREST RATE RISK MANAGEMENT

     The primary assets of banks are portfolios of investment securities and loans, while liabilities are primarily composed of interest-bearing deposits and borrowed funds. Assets and liabilities have varying maturities from one day to several years and the associated interest rates may be fixed or variable. The objective in managing maturities and rates is to optimize net interest income to the extent possible, while minimizing the risk associated with significant, often unforeseen shifts in interest rates.

     Sensitivity to interest rate changes is one of the manageable risks assumed by banks. When assets and liabilities reprice at different intervals, earnings become sensitive to changes in market interest rates. BB&T uses hedging instruments to manage interest rate sensitivity and net interest income. These instruments, commonly referred to as derivatives, primarily consist of interest rate swaps, collars, floors and cellings. BB&T does not trade or speculate in derivatives, but uses them only as part of its asset/liability management strategy.

     Derivative contracts are written in amounts referred to as notional amounts. Notional amounts do not represent amounts to be exchanged between parties and are not a measure of financial risk, but only provide the basis for calculating interest payments between the counterparties. On December 31, 1993, BB&T had outstanding derivative contracts with notional amounts totalling approximately $2 billion.

     The derivatives used at BB&T provide for the exchange of interest payments between counterparties--either variable for fixed or fixed for variable. Thus, the credit risk arises when amounts receivable from a counterparty exceed those payable. The risk of loss with any counterparty is limited to a small fraction of the notional amount. BB&T deals only with national market makers with strong credit ratings in its derivative activities. BB&T further controls the risk of loss by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. This risk management strategy contributed $17.6 million to pre-tax earnings in 1993 and $18.2 million in 1992.

LIQUIDITY

     For BB&T the principal source of asset liquidity is marketable investment securities, particularly those maturing within one year. The objective in the management of the investment securities portfolio is to maximize yields within a framework which emphasizes shorter maturities and a managed assets/liabilities interest rate sensitivity position. Such a strategy minimizes the possibility of earnings losses associated with sharp swings in market rates of interest.

     Through a strategy of securitizing internally originated residential mortgage loans, the average maturity in the investment portfolio was lengthened in 1989-1991. The securitized mortgages were sold in the latter part of 1991 and early 1992 in anticipation of large scale refinancing, which, in fact, did occur in 1992-93. The average maturities of the portfolios at the end of both 1993 and 1992 were approximately one and one-half years. At the end of 1993, approximately 33% of the portfolio matured within one year and approximately 90% matured within a five-year period.

     The portfolio includes investments in obligations of the U.S. Treasury, and Government agency obligations, mortgage-backed securities and higher grade municipal securities. In addition to the liquidity provided by normal maturities, liquidity is also provided by the marketability of securities available for sale, which had a market value of approximately $738 million at the end of 1993.

     Asset liquidity is also provided by scheduling maturities within the loan portfolio, although the probability of conversion is not so certain as with investment securities. At the end of 1993 approximately 69% or $4.4 billion of loans would mature or reprice within a one-year period.

     Liquidity is provided by sizable core deposits and other sources of funds generated from the normal customer base. Liquidity is also provided by the capacity to borrow additional funds when the need arises. BB&T has a strong credit rating. In 1993 BB&T-NC had federal funds lines with many major banks totalling approximately $1 billion and BB&T issues commercial paper under a master agreement backed by bank lines of credit in the amount of $55 million.

     The retention of earnings also is a major source of liquidity. For the years 1993-91, funds provided from operations were $132.6 million, $120.9 million and $99.2 million, respectively.

OTHER ACCOUNTING AND REGULATORY MATTERS

     The FASB has issued Statement No. 112, "Employers' Accounting for Postemployment Benefits", which requires accrual of a liability for all types of benefits paid to former or inactive employees after employment but before retirement. The periodic effect on net income, if any, will not be material for BB&T. Adoption of the Statement is required for fiscal years beginning after December 15, 1993.

     The FASB has issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", that requires a change in the method of accounting and reporting for debt and equity securities. Securities that are held to maturity would be classified as such and reported at amortized cost. Securities for current resale would be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings. Securities that are to be held for indefinite periods would be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of shareholders' equity. It is to be adopted for fiscal years beginning after December 15, 1993. Adoption of the provisions of this Statement by BB&T in 1994 will have no material impact on the financial position or results of operation of BB&T.

     The FASB also has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which proposes that creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement based on the discounted expected future cash flows. This discounting would be at the loan's effective interest rate. This Statement would apply for fiscal years beginning after December 15, 1994. Adoption of the provisions of this Statement is not expected to have a material impact on either the financial position or results of operations of BB&T.


SUBSEQUENT EVENTS

     On July 29, 1994, BB&T and Southern National Corporation (SNC) of Winston-Salem, North Carolina agreed to merge the two companies. The merger will be effected through the issuance of 1.45 shares of common stock of the surviving corporation for each outstanding share of BB&T common stock and 1.00 shares of common stock of the surviving corporation for each outstanding share of SNC common stock. The merger will be accounted for as a pooling-of-interests. At the end of June, SNC had total assets of approximately $8.2 billion and total shareholders' equity of approximately $594 million.

     The combined corporation will be named Southern National Corporation, while the combined subsidiary banks will be named Branch Banking and Trust Company and operate using the BB&T logo. The new corporation would become the 35th largest bank holding company in the United States and the sixth largest bank holding company in the Southeastern United States. Based on the FDIC Deposit Survey of June 30, 1993, (the latest date for which information is available), the combined bank would have the largest deposit share in North Carolina and the third largest deposit share in South Carolina.

     On June 24, 1994, BB&T announced plans to acquire Commerce Bank of
Virginia Beach, Virgina a $692 million commercial bank. BB&T will effect that merger by issuing approximately 4,000,000 shares of its common stock for all of the outstanding shares of Commerce. The transaction will be accounted for as a pooling-of-interests. Upon consummation, Commerce will become BB&T's first banking subsidiary in Virginia.

TABLE 1

                                                      SELECTED FINANCIAL DATA
- - ------------------------------------------------------------------------------------------------------------------------

                                                                        Year Ended December 31,
                                            ----------------------------------------------------------------------------
                                                  1993            1992            1991            1990           1989
- - ------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS   (thousands)
Interest income, taxable equivalent             $620,529         609,180         630,177         618,179        615,689
Interest expense                                 248,362         275,583         350,266         373,272        393,139
- - ------------------------------------------------------------------------------------------------------------------------
Net interest income, taxable equivalent          372,167         333,597         279,911         244,907        222,550
Taxable equivalent adjustment                     15,378          17,564          18,678          19,611         22,094
- - ------------------------------------------------------------------------------------------------------------------------
Net interest income                              356,789         316,033         261,233         225,296        200,456
Provision for loan losses                         19,048          32,975          42,317          21,718         14,620
- - ------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                                337,741         283,058         218,916         203,578        185,836
Noninterest income                               119,527          95,549          90,888          68,404         61,319
Noninterest expense                              301,574         254,133         214,999         189,761        177,757
- - ------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       155,694         124,474          94,805          82,221         69,398
Income taxes                                      50,682          41,853          26,470          20,912         16,383
- - ------------------------------------------------------------------------------------------------------------------------
  Net income                                    $105,012          82,621          68,335          61,309         53,015
                                            ============================================================================
PER SHARE DATA
Net income:
  Primary                                       $   2.95            2.53            2.30            2.20           2.02
  Fully diluted                                     2.91            2.43            2.21            2.13           1.95
Cash dividends                                      1.02            0.91            0.85            0.81           0.74
Market price:
  High                                             35.88           32.25           23.63           20.38          24.50
  Low                                              29.13           21.88           14.50           14.50          16.38
  Close                                            33.25           31.88           22.00           15.88          20.00
Book value                                         21.90           20.01           18.18           16.55          15.43
- - ------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES  (millions)
Assets                                          $  8,686           7,667           6,781           6,144          5,980
Earning assets                                     8,139           7,202           6,378           5,729          5,587
Securities                                         2,169           1,961           1,729           1,443          1,369
Loans                                              5,914           5,190           4,546           4,150          4,104
Deposits                                           6,787           6,287           5,741           5,044          4,785
Interest-bearing liabilities                       7,056           6,280           5,641           5,111          4,995
Shareholders' equity                                 739             618             513             434            389
- - ------------------------------------------------------------------------------------------------------------------------
SELECTED YEAR END BALANCES  (millions)
Assets                                          $  9,867           7,932           7,390           6,204          6,204
Earning assets                                     9,231           7,406           6,896           5,772          5,632
Securities                                         2,428           2,013           1,868           1,494          1,344
Loans                                              6,688           5,325           4,989           4,131          4,163
Deposits                                           7,566           6,405           6,216           5,325          5,119
Interest-bearing liabilities                       8,102           6,412           6,054           5,069          5,094
Shareholders' equity                                 797             654             575             457            407
- - ------------------------------------------------------------------------------------------------------------------------
NONFINANCIAL
Number of shareholders                            21,538          19,941          18,656          16,941         15,621
Number of employees                                4,910           4,202           3,931           3,703          3,681
Number of banking offices                            283             250             261             241            239
Number of cities                                     155             140             138             132            131
- - ------------------------------------------------------------------------------------------------------------------------

TABLE 2

- - -----------------------------------------------------------------------------------------
PROFITABILITY
- - -----------------------------------------------------------------------------------------
                                               1993         1992     1991    1990    1989
- - -----------------------------------------------------------------------------------------
Return on average assets                       1.21 %       1.08     1.01    1.00    0.89
Return on average equity                      14.21        13.36    13.32   14.14   13.62
Net interest margin                            4.57         4.63     4.39    4.28    3.98
Yield to break even (1)                        2.47         2.66     2.61    2.50    2.35

(1) Noninterest expense plus provision for loan losses less noninterest income, divided by average earning assets.

TABLE 3

- - ---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AND VOLUME/RATE VARIANCE-TAXABLE EQUIVALENT BASIS
- - ---------------------------------------------------------------------------------------------------------------------------------
                                                       1993-1992                                        1992-1991
                                       -----------------------------------------        -----------------------------------------
                                        Income/                                          Income/
                                        Expense          Volume           Rate           Expense          Volume           Rate

(thousands)                            Variance         Variance        Variance        Variance         Variance       Variance
- - ---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
- - ---------------------------------------------------------------------------------------------------------------------------------
Loans                                   $24,423          60,701          (36,278)        (14,633)         61,891         (76,524)
Securities:
  U.S. Government and other              (7,600)         16,393          (23,993)          6,237          21,980         (15,743)
  State and municipal                    (5,116)         (3,890)          (1,226)         (7,688)         (6,278)         (1,410)
- - ---------------------------------------------------------------------------------------------------------------------------------
     Total securities                   (12,716)         12,503          (25,219)         (1,451)         15,702         (17,153)
Interest-bearing bank balances              241             565             (324)         (3,054)         (2,005)         (1,049)
Federal funds sold                         (599)           (326)            (273)         (1,859)           (848)         (1,011)
- - ---------------------------------------------------------------------------------------------------------------------------------
     Total interest income               11,349          73,443          (62,094)        (20,997)         74,740         (95,737)
- - ---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE

Interest-bearing deposits:
  Savings                                 2,931           5,623           (2,692)           (982)          4,118          (5,100)
  Interest checking                      (1,085)          4,346           (5,431)         (4,869)          5,465         (10,334)
  Money rate savings                     (6,746)           (905)          (5,841)        (11,558)          4,219         (15,777)
  Certificates of deposit and other
    time deposits                       (32,308)          2,078          (34,386)        (55,842)          6,175         (62,017)
- - ---------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits    (37,208)         11,142          (48,350)        (73,251)         19,977         (93,228)
Short-term borrowed funds                 7,737           9,484           (1,747)         (1,027)          7,965          (8,992)
Long-term debt                            2,250           4,751           (2,501)           (405)            994          (1,399)
- - ---------------------------------------------------------------------------------------------------------------------------------
     Total Interest Expense             (27,221)         25,377          (52,598)        (74,683)         28,936        (103,619)
- - ---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                     $38,570          48,066           (9,496)         53,686          45,804           7,882
                                       ==========================================================================================

The change in interest due to both rate and volume has been allocated proportionately to volume variance and rate variance based on the relationship of the absolute dollar change in each.

TABLE 4

- - -----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE ANALYSIS
- - -----------------------------------------------------------------------------------------------------------------------------------

                                                                1993                                  1992
                                                  ------------------------------        --------------------------------
                                                                        Average                                 Average
                                                    Average    Income/   Yield/           Average    Income/     Yield/
(thousands)                                         Balance    Expense     Rate           Balance    Expense       Rate
- - --------------------------------------------------------------------------------        ---------------------  ---------
ASSETS
Loans  (1)(2)(3)                                   $5,914,161   481,580    8.14 %        $5,189,551   457,157      8.81 %
Investment securities (3)(4):
  U.S. Government and other                         2,020,756   121,569    6.02           1,776,601   129,169      7.27
  State and municipal                                 148,225    15,712   10.60             184,361    20,828     11.30
- - ------------------------------------------------------------- ---------                 ----------- ---------
     Total securities                               2,168,981   137,281    6.33           1,960,962   149,997      7.65
Interest-bearing bank balances                         31,864     1,048    3.29              16,588       807      4.86
Federal funds sold                                     23,882       620    2.60              34,697     1,219      3.51
- - ------------------------------------------------------------- ---------                 ----------- ---------
     Total interest-earning assets                  8,138,888   620,529    7.62           7,201,798   609,180      8.46
- - ------------------------------------------------------------- ---------                 ----------- ---------
Allowance for loan losses                             (88,095)                              (75,760)
Cash and due from banks, noninterest-bearing          300,748                               268,309
Bank premises and equipment                           122,356                                94,298
Other assets                                          211,897                               178,436
- - ------------------------------------------------------------- ---------                 ----------- ---------
     Total assets                                  $8,685,794                            $7,667,081
                                                  =========== =========                 =========== =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Savings                                          $  606,319    17,059    2.81 %        $  416,974    14,128      3.39 %
  Interest checking                                   950,016    20,186    2.12             771,808    21,271      2.76
  Money rate savings                                  814,735    20,073    2.46             844,105    26,819      3.18
  Certificates of deposit and other time deposits   3,645,170   155,350    4.26           3,604,828   187,658      5.21
- - ------------------------------------------------------------- ---------                 ----------- ---------
     Total interest-bearing deposits                6,016,240   212,668    3.53           5,637,715   249,876      4.43
Short-term borrowed funds                             833,681    24,733    2.97             518,500    16,996      3.28
Long-term debt                                        205,734    10,961    5.33             123,649     8,711      7.04
- - ------------------------------------------------------------- ---------                 ----------- ---------
     Total interest-bearing liabilities             7,055,655   248,362    3.52           6,279,864   275,583      4.39
- - ------------------------------------------------------------- ---------                 ----------- ---------
Demand deposits, noninterest-bearing                  770,617                               649,190
Other liabilities                                     120,263                               119,640
Shareholders' equity                                  739,259                               618,387
- - ------------------------------------------------------------- ---------                 ----------- ---------
     Total liabilities and shareholders' equity    $8,685,794                            $7,667,081
                                                  =========== =========                 =========== =========
Interest income and rate earned                                $620,529    7.62 %                    $609,180      8.46 %
Interest expense and rate paid                                  248,362    3.52                       275,583      4.39
Interest rate spread                                                       4.10                                    4.07
NET INTEREST INCOME AND NET YIELD ON
  AVERAGE EARNING ASSETS                                       $372,167    4.57 %                    $333,597      4.63 %
                                                  =========== =========  ======         =========== =========  =========

                                                               1991
                                                  ------------------------------
                                                                        Average
                                                    Average    Income/   Yield/
(thousands)                                         Balance    Expense     Rate
- - --------------------------------------------------------------------------------
ASSETS
Loans  (1)(2)(3)                                   $4,546,141   471,790   10.38 %
Investment securities (3)(4):
  U.S. Government and other                         1,489,151   122,932    8.26
  State and municipal                                 239,383    28,516   11.91
- - ------------------------------------------------------------- ---------
     Total securities                               1,728,534   151,448    8.76
Interest-bearing bank balances                         51,260     3,861    7.53
Federal funds sold                                     52,375     3,078    5.88
- - ------------------------------------------------------------- ---------
     Total interest-earning assets                  6,378,310   630,177    9.88
- - ------------------------------------------------------------- ---------
Allowance for loan losses                             (59,517)
Cash and due from banks, noninterest-bearing          237,964
Bank premises and equipment                            81,423
Other assets                                          143,063
- - ------------------------------------------------------------- ---------
     Total assets                                  $6,781,243
                                                  =========== =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Savings                                          $  315,439    15,110    4.79 %
  Interest checking                                   620,430    26,140    4.21
  Money rate savings                                  752,983    38,377    5.10
  Certificates of deposit and other time deposits   3,513,561   243,500    6.93
- - ------------------------------------------------------------- ---------
     Total interest-bearing deposits                5,202,413   323,127    6.21
Short-term borrowed funds                             328,205    18,023    5.49
Long-term debt                                        110,750     9,116    8.23
- - ------------------------------------------------------------- ---------
     Total interest-bearing liabilities             5,641,368   350,266    6.21
- - ------------------------------------------------------------- ---------
Demand deposits, noninterest-bearing                  539,028
Other liabilities                                      87,796
Shareholders' equity                                  513,051
- - ------------------------------------------------------------- ---------
     Total liabilities and shareholders' equity    $6,781,243
                                                  =========== =========
Interest income and rate earned                                $630,177    9.88 %
Interest expense and rate paid                                  350,266    6.21
Interest rate spread                                                       3.67
NET INTEREST INCOME AND NET YIELD ON
  AVERAGE EARNING ASSETS                                       $279,911    4.39 %
                                                  =========== =========  =======

(1)  Nonaccrual loans are included in average balances for yield computations.
(2) Loan income includes fees of $10,085, $7,699, and $4,061 for the years of 1993-1991, respectively.
(3) Yields related to loans and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable equivalent basis assuming tax rates of 40.14%, 36.90% or 7.91%, respectively, for 1993, and 39.27%, 35.89% or 7.98%, respectively for 1992, and 39.32%, 35.91% or 8.06%, respectively for 1991.
(4) Includes both securities held to maturity and securities available for sale.

TABLE 5
- - --------------------------------------------------------------------------------
TYPES OF LOANS---REGULATORY CLASSIFICATION

                                                                                                      December 31
                                                 1993                         1992                        1991
                                         -----------------------------------------------------------------------------
                                                           % of                        % of                       % of
(thousands)                                Amount         Total        Amount         Total        Amount        Total
- - ----------------------------------------------------------------------------------------------------------------------
Commercial and industrial                $1,055,394        15.8%     $  967,401        18.1         911,108       18.2
Real estate-construction                    436,781         6.5         379,271         7.1         397,394        8.0
Real estate-mortgage (1)                  4,473,883        66.8       3,436,586        64.5       3,121,956       62.4
Installment and other loans to
  individuals                               727,822        10.9         550,193        10.3         567,706       11.4
- - ----------------------------------------------------------------------------------------------------------------------
                                         $6,693,880       100.0%     $5,333,451       100.0       4,998,164      100.0
                                         =============================================================================

                                                 1990                        1989
                                         -------------------------------------------------
                                                          % of                        % of
(thousands)                               Amount         Total        Amount         Total
- - ------------------------------------------------------------------------------------------
Commercial and industrial                  933,511        22.5         931,910        22.3
Real estate-construction                   378,862         9.1         455,491        10.9
Real estate-mortgage (1)                 2,259,404        54.7       2,184,635        52.3
Installment and other loans to
  individuals                              569,175        13.7         603,442        14.5
- - ------------------------------------------------------------------------------------------
                                         4,140,952       100.0       4,175,478       100.0
                                         =================================================

(1) Includes residential mortgage loans of $3.2 billion in 1993 and $2.2 billion in 1992.

TABLE 6

- - -------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS AND PAST DUE LOANS
- - -------------------------------------------------------------------------------------------------------------------------
                                                                                     December 31
(thousands)                                                  1993         1992          1991          1990          1989
- - -------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                       $   32,447        29,791        58,667        38,641        17,411
Restructured loans                                          1,303           945         2,078         3,028         3,128
Foreclosed property                                        14,074        22,887        28,863        12,630         6,648
- - -------------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                           $   47,824        53,623        89,608        54,299        27,187
                                                        =================================================================

Total nonperforming assets to:
  Loans and foreclosed property                              0.71%         1.00          1.79          1.31          0.65
  Total assets                                                .48           .68          1.21           .88           .44
                                                        =================================================================
Accruing loans past due 90 days                        $   19,222        13,974        17,139        11,429        14,580
                                                        =================================================================

TABLE 7

- - -------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
- - -------------------------------------------------------------------------------------------------------------------------------

(thousands)                                                                    1993      1992       1991       1990       1989
- - -------------------------------------------------------------------------------------------------------------------------------
LOANS OUTSTANDING AT END OF PERIOD                                      $6,688,332  5,325,106  4,988,539  4,130,681  4,163,368
- - -------------------------------------------------------------------------------------------------------------------------------
AVERAGE LOANS OUTSTANDING                                                5,914,161  5,189,551  4,546,141  4,149,548  4,104,149
===============================================================================================================================
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                                            $   77,889     67,586     47,723     42,055     39,041
Provision for loan losses                                                   19,048     32,975     42,317     21,718     14,620
Adjustment of purchased companies                                           10,560        825      6,313          -       (933)
- - -------------------------------------------------------------------------------------------------------------------------------
                                                                           107,497    101,386     96,353     63,773     52,728
- - -------------------------------------------------------------------------------------------------------------------------------
Loans charged off:
  Business                                                                  12,016     17,922     18,641     10,521      7,078
  Consumer                                                                   6,811      8,390     11,107      7,704      6,176
  Mortgage                                                                   1,360      1,356      1,532        437        445
- - -------------------------------------------------------------------------------------------------------------------------------
    Total loans charged off                                                 20,187     27,668     31,280     18,662     13,699
- - -------------------------------------------------------------------------------------------------------------------------------
Recovery of loans previously charged off:
  Business                                                                   4,007      2,558      1,257      1,459      1,953
  Consumer                                                                   1,930      1,487      1,238      1,107      1,009
  Mortgage                                                                      68        126         18         46         64
- - -------------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                                         6,005      4,171      2,513      2,612      3,026
- - -------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                                       14,182     23,497     28,767     16,050     10,673
- - -------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                                  $   93,315     77,889     67,586     47,723     42,055
                                                                        =======================================================

Net charge-offs to average loans outstanding                                  0.24%      0.45       0.63       0.39       0.26
Allowance for loan losses to loans outstanding                                1.40       1.46       1.35       1.16       1.01
Allowance for loan losses to net charge-offs                                  6.58       3.31       2.35       2.97       3.94
Allowance for loan losses to nonperforming loans                              2.76       2.53       1.11       1.15       2.05
Allowance for loan losses plus equity to nonperforming assets                18.62      13.65       7.18       9.30      16.53
Earnings coverage of net charge-offs  (1)                                    12.20       6.43       4.39       6.45       7.84


(1) Net income before taxes, securities gains or losses, and the provision for loan losses divided by net charge-offs.

TABLE 8
- - ------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
- - ------------------------------------------------------------------------------------------------------------------------------
                                                                                December 31,
(thousands)                                                          1993         1992         1991         1990         1989
- - ------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial                                         $23,574       18,401       13,140       10,207       10,595
Real estate-construction                                            9,669        7,990        8,071        5,459        3,664
Real estate-mortgage                                               36,456       31,056       25,434       15,517       14,356
Installment and other loans to individuals                         13,746       11,075       12,831       10,310        9,065
Unassigned portion of reserve                                       9,870        9,367        8,110        6,230        4,375
- - ------------------------------------------------------------------------------------------------------------------------------
                                                                  $93,315       77,889       67,586       47,723       42,055
                                                                =============================================================


TABLE 9
- - ---------------------------------------------------------------------------------------------------------------------------
SECURITIES - MATURITY/YIELD SCHEDULE
- - ---------------------------------------------------------------------------------------------------------------------------
                                                                                 As of December 31, 1993
                                                                                       Approximate               Taxable
                                                                                          Market                 Equivalent
(thousands)                                                  Book Value                   Value                  Yield (1)
- - ---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury-held to maturity:
  Within 1 year                                              $  485,205                       487,919                  4.95 %
  1 through 5 years                                             920,243                       921,361                  4.62
  6 to 10 years                                                   8,715                         9,396                  6.55
- - -------------------------------------------------------------------------------------------------------
  Total                                                       1,414,163                     1,418,676                  4.74
- - -------------------------------------------------------------------------------------------------------
U.S. Government agencies and corporations-held
  to maturity:
  Within 1 year                                                  18,450                        18,766                  6.64
  1 through 5 years                                              44,528                        44,955                  5.33
  6 to 10 years                                                   8,225                         8,335                  6.13
  Over 10 years                                                     502                           498                  6.09
- - -------------------------------------------------------------------------------------------------------
  Total                                                          71,705                        72,554                  5.76
- - -------------------------------------------------------------------------------------------------------
State and municipal-held to maturity:
  Within 1 year                                                  43,267                        43,597                 11.03
  1 through 5 years                                              40,852                        43,149                 10.02
  6 to 10 years                                                  58,216                        63,713                  9.66
  Over 10 years                                                   6,039                         6,851                 10.58
- - -------------------------------------------------------------------------------------------------------
  Total                                                         148,374                       157,310                 10.19
- - -------------------------------------------------------------------------------------------------------
Mortgage-backed securities-held to maturity                      17,596                        17,536                 6.78
- - -------------------------------------------------------------------------------------------------------
Other securities-held to maturity                                49,479                        56,208                  N/A
- - -------------------------------------------------------------------------------------------------------
Total-held to maturity                                       $1,701,317                     1,722,284                 5.27
                                                            ===========================================

U.S. Treasury-available for sale:
  Within 1 year                                              $  247,249                       250,810                 6.72
  1 through 5 years                                             383,988                       386,038                 4.96
- - -------------------------------------------------------------------------------------------------------
  Total                                                         631,237                       636,848                 5.65
- - -------------------------------------------------------------------------------------------------------
U.S. Government agencies and corporations-available for sale:
  1 through 5 years                                               4,000                         4,005                 3.96
  Over 10 years                                                   1,582                         1,582                 4.13
- - -------------------------------------------------------------------------------------------------------
  Total                                                           5,582                         5,587                 4.01
- - -------------------------------------------------------------------------------------------------------
Mortgage-backed securities-available for sale                    88,267                        93,604                 6.96
- - -------------------------------------------------------------------------------------------------------
Other securities-available for sale                               1,572                         1,572
- - -------------------------------------------------------------------------------------------------------
Total-available for sale                                     $  726,658                    $  737,611                 5.80
                                                            ===========================================

Total Securities                                             $2,427,975                     2,459,895                 5.43 %
                                                            ===========================================

(1) Yields related to securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable equivalent basis assuming tax rates of 40.14%, 36.90% or 7.91%, respectively.

TABLE 10

- - -------------------------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS
- - -------------------------------------------------------------------------------------------------
                                           As of December 31, 1993
                                                  One
                             Within             Through             Over
(thousands)                 One Year          Five Years         Five Years            Total
- - -------------------------------------------------------------------------------------------------
Commercial and industrial:
  Fixed interest rates      $   98,264              63,941             59,397            221,602
  Floating interest rates      829,554                 708              3,530            833,792
- - -------------------------------------------------------------------------------------------------
    Total                      927,818              64,649             62,927          1,055,394
- - -------------------------------------------------------------------------------------------------
Real estate-construction:
  Fixed interest rates          24,371              21,748              2,242             48,361
  Floating interest rates      388,284                 136                  -            388,420
- - -------------------------------------------------------------------------------------------------
    Total                      412,655              21,884              2,242            436,781
- - -------------------------------------------------------------------------------------------------
                            $1,340,473              86,533             65,169          1,492,175
                          =======================================================================

TABLE 11
- - --------------------------------------------------------------------------------
CAPITAL ADEQUACY
- - --------------------------------------------------------------------------------

                                         1993            1992            1991           1990          1989
- - ----------------------------------------------------------------------------------------------------------
Average equity to average assets         8.51%           8.07            7.57           7.06          6.51
Equity to assets at year-end             8.08            8.25            7.79           7.37          6.56
Risk-based capital ratios:
  Tier I capital                        11.94           12.43           11.46          10.26           N/A
  Total capital                         13.73           15.37           14.45          13.29           N/A
Leverage ratio                           8.05            8.09            7.77           7.27           N/A
                                ==========================================================================

TABLE 12

- - ---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY FINANCIAL SUMMARY   (UNAUDITED)
- - ---------------------------------------------------------------------------------------------------------------------------------
                                                            1993                                                1992
- - -------------------------------------------------------------------------------------         ------------------------------------
                                          Fourth       Third      Second       First               Fourth        Third    Second
                                         Quarter     Quarter     Quarter     Quarter              Quarter      Quarter   Quarter
- - ----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
(thousands)
Interest income                         $158,216     154,316     150,018     142,601             $145,158      144,552   150,680
Interest expense                          64,693      62,736      61,378      59,555               62,571       65,544    70,681
- - ----------------------------------------------------------------------------------------------------------------------------------
Net interest income                       93,523      91,580      88,640      83,046               82,587       79,008    79,999
Provision for loan losses                  4,279       4,363       4,663       5,743                7,375        8,033     8,343
- - ----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision       89,244      87,217      83,977      77,303               75,212       70,975    71,656
  for loan losses
Noninterest income                        33,454      30,671      28,172      27,230               22,327       25,245    22,837
Noninterest expense                       81,643      77,683      73,818      68,430               68,721       63,441    61,877
- - ----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                41,055      40,205      38,331      36,103               28,818       32,779    32,616
Income taxes                              14,004      13,183      11,941      11,554               12,509       10,131     9,982
- - ----------------------------------------------------------------------------------------------------------------------------------
Net income                               $27,051      27,022      26,390      24,549              $16,309       22,648    22,634
                                       ===========================================================================================
PER SHARE DATA
Net income:
  Primary                               $   0.74        0.74        0.74        0.73              $  0.49         0.69      0.70
  Fully diluted                             0.74        0.74        0.73        0.70                 0.48         0.66      0.67

Cash dividends                              0.27        0.25        0.25        0.25                 0.25         0.22      0.22
- - ----------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(millions)
Assets                                  $  9,413       8,898       8,475       7,939              $ 7,980        7,645     7,550
Securities                                 2,388       2,215       2,121       1,947                2,091        1,928     1,912
Loans                                      6,375       6,072       5,767       5,430                5,352        5,214     5,127
Earning assets                             8,826       8,353       7,941       7,420                7,492        7,184     7,108
Deposits                                   7,128       6,829       6,748       6,435                6,323        6,339     6,267
Interest-bearing liabilities               7,643       7,222       6,873       6,469                6,486        6,213     6,248
Shareholders equity                          784         763         732         677                  649          634       605
- - ----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average assets                    1.14%       1.20        1.25        1.25                 0.81%        1.18      1.20
Return on average equity                   13.69       14.05       14.47       14.71                 9.96        14.17     15.00
Average equity to average assets            8.33        8.58        8.63        8.53                 8.14         8.30      8.01
- - ----------------------------------------------------------------------------------------------------------------------------------

                                           1992
                                         --------
                                           First
                                         Quarter
                                         --------
SUMMARY OF OPERATIONS
(thousands)
Interest income                          151,226
Interest expense                          76,787
- - -------------------------------------------------
Net interest income                       74,439
Provision for loan losses                  9,224
- - -------------------------------------------------
Net interest income after provision       65,215
  for loan losses
Noninterest income                        25,140
Noninterest expense                       60,094
- - -------------------------------------------------
Income before income taxes                30,261
Income taxes                               9,231
- - -------------------------------------------------
Net income                                21,030
                                         ========
PER SHARE DATA
Net income:
  Primary                                   0.65
  Fully diluted                             0.63

Cash dividends                              0.22
- - -------------------------------------------------
SELECTED AVERAGES
(millions)
Assets                                     7,488
Securities                                 1,911
Loans                                      5,063
Earning assets                             7,020
Deposits                                   6,218
Interest-bearing liabilities               6,170
Shareholders equity                          585
- - -------------------------------------------------
FINANCIAL RATIOS
Return on average assets                    1.14
Return on average equity                   14.60
Average equity to average assets            7.80
- - -------------------------------------------------


TABLE 13
- - ------------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY ANALYSIS
- - ------------------------------------------------------------------------------------------------------------------------------------
                                                                     As of December 31, 1993
                                                                        Interest Sensitive
                                                 --------------------------------------------------------------------
                                                   1-30         31-60       61-90      91-180      181-365    Total    Noninterest
(thousands)                                        Days          Days        Days       Days        Days    Sensitive  Sensitive (1)
- - ------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Loans                                           $3,435,385     314,687      99,760    252,911      446,492  4,549,235     2,139,097
Securities                                         151,603      48,234      22,076    149,369      505,735    877,017     1,550,958
Short-term investments                             114,613         ---         ---        ---          ---    114,613           100
Interest rate swaps                               (250,000)   (110,000)   (100,000)  (100,000)         ---   (560,000)      560,000
- - ------------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                        $3,451,601     252,921      21,836    302,280      952,227  4,980,865     4,250,155
                                                ===================================================================================
INTEREST-BEARING LIABILITIES
Time deposits of $100,000 or more               $  258,600     131,318     107,722    163,334      125,225    786,199       158,399
All other deposits                               2,188,392     216,725     215,239    600,657      510,530  3,731,543     2,028,013
Short-term borrowed funds                        1,046,789         ---         ---        ---          ---  1,046,789           ---
Long-term debt                                       2,643      50,000       3,333      3,333        9,809     69,118       281,618
Certificate of deposit swaps                           ---    (100,000)        ---   (200,000)         ---   (300,000)      300,000
- - -----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities          $3,496,424     298,043     326,294    567,324      645,564  5,333,649     2,768,030
                                                ===================================================================================
Interest sensitivity gap per period             $  (44,823)    (45,122)   (304,458)  (265,044)     306,663   (352,784)    1,482,125
Cumulative interest sensitivity gap                (44,823)    (89,945)   (394,403)  (659,447)    (352,784)       ---           ---
Cumulative ratio of interest-sensitive assets to
  interest-sensitive liabilities                       .99x        .98         .90        .86          .93
- - -----------------------------------------------------------------------------------------------------------------------------------

(1) Assets and Liabilities which are not sensitive to interest changes in a twelve month period because of maturities or fixed interest rates.